TERMS SUPPLEMENT NO. 7 dated October 1, 2009
To Product Supplement No. 3 dated January 25, 2008 and
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011
Performance Leveraged Upside SecuritiesSM

MORGAN STANLEY STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset. Once the asset has decreased below a specified buffer level, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, (i) if the closing value of the asset has not declined below the specified buffer amount, the Buffered PLUS will redeem for the stated principal amount or (ii) if the closing value of the asset is below the buffer amount, the investor will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity.The Buffered PLUS are senior unsecured obligations of Eksportfinans ASA, and all payments on the Buffered PLUS are subject to the credit risk of Eksportfinans ASA.

SUMMARY TERMS
Issuer:	Eksportfinans ASA
Maturity date:	October , 2011
Underlying index:	S&P 500® Index (SPX)
Aggregate principal amount:	$
Payment at maturity:
  If the final index value is greater than the initial index value,

  $10.00 + leveraged upside payment

  In no event will the payment at maturity exceed the maximum payment at maturity.

  If the final index value is less than or equal to the initial index value and has decreased from the initial index value by an amount less than or equal to the buffer amount of 20.00%,

  $10.00

  If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20.00%,

  ($10.00 x index performance factor) + $2.00

  This amount will be less than the stated principal amount of $10.00. However, under no circumstances will the Buffered PLUS pay less than $2.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10.00 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the trade date.
Final index value:	The index closing value on the valuation date.
Valuation date:	October , 2011, subject to adjustment for certain market disruption events
Leverage factor:	200.00%
Buffer amount:	20.00%
Minimum payment at maturity:	$2.00 (20.00% of the stated principal amount)
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$11.76 to $11.96 (117.60% to 119.60% of the stated principal amount)
Stated principal amount:	$10.00
Issue price:	$10.00
Trade date:	October , 2009
Original issue date:	October , 2009 (5 business days after the trade date)
CUSIP:	282649557
ISIN:	US2826495572
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10.00	$0.001	$9.999
Total	$	$	$

(1)	For additional information, see “Supplemental Plan of Distribution” in the Product Supplement No. 3.

"Performance Leveraged Upside Securities" and "Buffered PLUS" are the service marks of Morgan Stanley

YOU SHOULD READ THIS TERMS SUPPLEMENT TOGETHER WITH THE ACCOMPANYING PRODUCT SUPPLEMENT NO. 3, THE PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product Supplement No. 3 dated January 25, 2008	Prospectus Supplement and Prospectus dated February 5, 2007.

MORGAN STANLEY

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011 (the Buffered PLUS) can be used:

  As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.

  To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

  To achieve similar levels of exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

  To obtain a buffer against a specified level of negative performance in the underlying index.

Maturity:	2 years
Leverage factor:	200.00%
Maximum payment at maturity:	$11.76 to $11.96 per Buffered PLUS (117.60 to 119.60% of the stated principal amount) (to be determined on the trade date)
Buffer amount:	20.00%
Minimum payment at maturity:	$2.00 per Buffered PLUS (20.00% of the stated principal amount)
Coupon:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on September 29, 2009:

Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,060.61
52 Weeks Ago:	1,106.39
52 Week High (on 09/30/2008):	1,166.36
52 Week Low (on 03/09/2009):	676.53

Underlying Index Historical Performance – Daily Closing Values
January 2, 2004 to September 29, 2009

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 200.00% leveraged upside, subject to a maximum payment at maturity of $11.76 to $11.96 (117.60% to 119.60% of the stated principal amount), and provide a buffer against a decline of 20.00% in the underlying index, ensuring a minimum payment of $2.00 per Buffered PLUS at maturity.

Leverage Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.

Payment Scenario 1	The underlying index increases in value and, at maturity, the Buffered PLUS redeem for the maximum payment at maturity of $11.76 to $11.96 (117.60% to 119.60% of the stated principal amount).

Payment Scenario 2	The underlying index declines in value by no more than 20.00% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.00.

Payment Scenario 3

The underlying index declines in value by more than 20.00% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 20.00%. (Example: if the underlying index decreases in value by 40.00%, the Buffered PLUS will redeem for $8.00, or 80.00% of the stated principal amount.) The minimum payment at maturity is $2.00 per Buffered PLUS.

Summary of Selected Key Risks (see “Risk Factors” on Page TS-8)

  80.00% of the principal amount is at risk.

  No interest payments.

  Appreciation potential is limited by the maximum payment at maturity.

  The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.

  The Buffered PLUS are subject to the credit risk of Eksportfinans ASA, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.

  Investing in the Buffered PLUS is not equivalent to investing in the underlying index or the stocks composing the underlying index.

  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

  Economic interest of the calculation agent may be potentially adverse to investors.

  The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

  The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Eksportfinans ASA, will pay no interest, provide a minimum payment at maturity of only 20.00% of the stated principal amount and have the terms described in product supplement no. 3, as supplemented by this terms supplement. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. Under no circumstances will the payment at maturity on the Buffered PLUS be less than $2.00 per Buffered PLUS. The Buffered PLUS are senior unsecured notes issued as part of Eksportfinans ASA’s U.S. Medium-Term Notes Program. All payments on the Buffered PLUS are subject to the credit risk of Eksportfinans ASA.

Expected Key Dates
Trade date:	Original issue date:	Maturity date:
October , 2009	October , 2009 (5 business days after the trade date)	October , 2011, subject to postponement due to a market disruption event

Key Terms
Issuer:	Eksportfinans ASA
Underlying index:	S&P 500® Index (SPX)
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Issue price:	$10.00 per Buffered PLUS
Stated principal amount:	$10.00 per Buffered PLUS
Denominations:	$10.00 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
  If the final index value is greater than the initial index value,

  $10.00 + leveraged upside payment

  In no event will the payment at maturity exceed the maximum payment at maturity.

  If the final index value is less than or equal to the initial index value and has decreased from the initial index value by an amount less than or equal to the buffer amount of 20.00%,

  $10.00

  If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20.00%,

  ($10.00 x index performance factor) + $2.00

  This amount will be less than the stated principal amount of $10.00. However, under no circumstances will the Buffered PLUS pay less than $2.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10.00 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Leverage factor:	200.00%
Buffer amount:	20.00%
Minimum payment at maturity:	$2.00 per Buffered PLUS (20.00% of the stated principal amount)
Index performance factor:	(final index value / initial index value)
Initial index value:	The index closing value of the underlying index on the trade date as published on Bloomberg under the ticker symbol "SPX" or any successor symbol.
Final index value:	The index closing value of the underlying index on the valuation date as published on Bloomberg under the ticker symbol "SPX" or any successor symbol.
Valuation date:	October , 2011. The valuation date will be subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$11.76 to $11.96 per Buffered PLUS (117.60% to 119.60% of the stated principal amount)
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page TS-8

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	282649557
ISIN:	US2826495572
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:	Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.
Assuming this characterization of the Buffered PLUS is respected, and subject to the discussion under “Taxation in the United States” in the accompanying product supplement no. 3, the following U.S. federal income tax consequences should result.
  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

  Upon sale, exchange, or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should generally be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the IRS) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.
Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors — Structure Specific Risk Factors” in this document and the discussion under “Taxation in the United States” in the accompanying product supplement for Buffered PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Trustee:	The Bank of New York Mellon (formerly known as the Bank of New York)
Calculation agent:	Morgan Stanley & Co. Incorporated
Use of proceeds and hedging:	The net proceeds from the sale of the Buffered PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the payment at maturity of the Buffered PLUS.
The hedging activity discussed above may adversely affect the market value of the Buffered PLUS from time to time and the payment at maturity you will receive on the Buffered PLUS at maturity. See “Risk Factors—Hedging transactions may affect the return on the Buffered PLUS” for a discussion of these adverse effects.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The hypothetical payoff diagram below illustrates the payment at maturity on the Buffered PLUS.

The diagram below is based on the following terms:

Stated principal amount:	$10.00
Leverage factor:	200.00%
Buffer amount:	20.00%
Hypothetical Maximum payment at maturity:	$11.86 (118.60% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Buffered PLUS

The following payoff diagram is provided for illustrative purposes only and does not reflect the actual terms of the Buffered PLUS. Actual terms will vary for the Buffered PLUS.

Buffered PLUS Payoff Diagram

How it works

  If the final index value is greater than the initial index value, then investors receive the $10.00 stated principal amount plus 200.00% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the hypothetical maximum payment at maturity of $11.86. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 109.3% of the initial index value.

    If the underlying index appreciates 5.00%, the investor would receive a 10.00% return, or $11.00.

    If the underlying index appreciates 20.00%, the investor would receive the hypothetical maximum payment at maturity of 118.60% of the stated principal amount, or $11.86.

  If the final index value is less than or equal to the initial index value and has decreased from the initial index value an amount greater than the buffer amount of 20.00%, the investor would receive an amount less than the $10.00 stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from initial index value, plus the buffer amount of 20.00%. The minimum payment at maturity is $2.00 per Buffered PLUS.

    If the underlying index depreciates 35.00%, the investor would lose 15.00% of their principal and receive only $8.50 at maturity, or 85.00% of the stated principal amount.

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10.00 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the value of the underlying index on the valuation date, determined as follows:

If the final index value is greater than the initial index value:

$10.00 + Leveraged Upside Payment:

subject to the maximum payment at maturity for each Buffered PLUS,

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20.00%:

The stated principal amount of $10.00

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20.00%:

($10 x Index Performance Factor) + $2.00

Because the index performance factor will be less than or equal to 0.8, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $2.00 per Buffered PLUS.

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-18 of product supplement no. 3. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

  Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20.00% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 20.00% of the stated principal amount. If the final index value is less than 80.00% of the initial index value the payout at maturity for the Buffered PLUS will be an amount in cash that is less than the $10.00 stated principal amount of the Buffered PLUS by an amount proportionate to the decrease in the value of the underlying index, plus $2.00 per Buffered PLUS.

  Appreciation potential is limited. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity as specified on the cover of this terms supplement. Although the leverage factor provides enhanced exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited, the percentage exposure provided by the leverage factor is progressively reduced as the final index value, as a percentage of the initial index level, surpasses 108.80% to 109.80%.

  Market price influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which the Agent may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

  The Buffered PLUS are subject to the credit risk of Eksportfinans, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on Eksportfinans’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Eksportfinans and to changes in the market’s view of Eksportfinans’s creditworthiness.

  Not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

  Adjustments to the underlying index could adversely affect the value of the Buffered PLUS on the index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index for the Buffered PLUS that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley & Co. Incorporated is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley & Co. Incorporated, as a result of dealer discounts, mark-ups or other transaction costs.

  The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in this terms supplement and the discussion under “Taxation in the United States” in the accompanying product supplement no. 3 (together, the Tax Disclosure Sections) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS. If the Internal Revenue Service (the IRS) were successful in asserting an alternative characterization or treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a comparable yield determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this terms supplement and the accompanying product supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments (such as the Buffered PLUS). The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment. It also

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly on a retroactive basis. Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should consult their tax advisers regarding the notice and its potential implications for an investment in the Buffered PLUS.

Other Risk Factors

  The Buffered PLUS will not be listed and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Even if there is a secondary market, it may not provide sufficient liquidity. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

  Potential adverse economic interest of the calculation agent. The hedging or trading activities of the issuer, the agent, or any of their respective affiliates on or prior to the trade date and prior to maturity could adversely affect the value of the underlying index for the Buffered PLUS and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the trade date could potentially affect the initial index value and, therefore could increase the value at which that underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

  There is no affiliation between the index stock issuers, the underlying index publisher and us, and we are not responsible for any disclosure by the index stock issuers. We are not affiliated with the issuers of the stocks of the underlying index or the underlying index publisher. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers. You, as an investor in your Buffered PLUS, should make your own investigation into the index publisher, the index stock and the index stock issuers to the extent required, in your judgment, to allow you to make an informed decision with respect to your investment in the Buffered PLUS. See “Underlying Index Overview” above for certain information about the underlying index.

  Neither the underlying index publisher nor the index stock issuers are involved in this offering of your Buffered PLUS in any way and none of them have any obligation of any sort with respect to your Buffered PLUS. Thus, neither the underlying index publisher nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your Buffered PLUS.

Buffered PLUS Based on the Value of the S&P 500® Index due October    , 2011, Issued by EKSPORTFINANS ASA
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (S&P), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “Underlying Indices and Underlying Index Publishers Information — S&P 500® Index” in Annex A of product supplement no. 3.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been or will be licensed for use by Morgan Stanley. Eksportfinans is or will be a sublicensee. See “Underlying Indices and Underlying Index Publishers Information — S&P 500® Index” in product supplement no. 3.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through September 29, 2009. The closing value of the underlying index on September 29, 2009 was 1,060.61. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter (through September 29, 2009)	1,017.66	879.13	1,060.61